Exhibit 21.1

List of Subsidiaries

Bearcub Acquisitions LLC

Gibraltar Acquisition LLC (1)

Gibraltar Business Capital LLC (1)

HercGBC LLC (1)

Hercules Adviser LLC (2)

Hercules Capital Funding 2018-1 LLC

Hercules Capital Funding 2019-1 LLC

Hercules Capital Funding Trust 2018-1

Hercules Capital Funding Trust 2019-1

Hercules Capital IV, L.P.

Hercules Capital Management LLC

Hercules Capital, Inc.

Hercules Funding II, LLC

Hercules Funding IV, LLC

Hercules Private Global Venture Growth Fund GP I LLC (2)

Hercules Private Global Venture Growth Fund I L.P. (2)

Hercules Technology III, LP

Hercules Technology Management Co II, Inc.

Hercules Technology Management Co III LLC

Hercules Technology Management Co IV LLC

Hercules Technology Management Co V LLC

Hercules Technology SBIC Management, LLC

(1)

Subsidiary is not consolidated for financial reporting purposes. The Company’s investments are carried on the consolidated statement of assets and liabilities at fair value and are classified as control investments.

(2)	Subsidiary is not operational as of 12/31/2020.